Exhibit 99.1

Beeline Partners with Emmy Award Winning Loft 100 Studios on ‘Bizumentary’ Exploring Mortgage Industry Challenges and Innovative Paths to Homeownership

New documentary-style production highlights mortgage solutions available to homebuyers and property investors, with initial distribution reaching a potential audience of up to 90 million viewers

PROVIDENCE, R.I. , Sept. 18, 2026 (GLOBE NEWSWIRE) — via IBN – Beeline Holdings, Inc. (Nasdaq: BLNE) (“Beeline”), a technology-driven mortgage lending and home equity platform, today announced a collaboration with Emmy Award-winning Loft 100 Studios on a new “Bizumentary” exploring the forces reshaping mortgages and homeownership.

The production combines documentary storytelling with perspectives from business leaders operating inside the market, examining affordability, interest rates, housing inventory and the emergence of new approaches to mortgage lending and home equity.

The first release is expected to receive national distribution through BizTV, American Life Network and American Forces Network starting the week of September 21, providing access to a potential audience of approximately 90 million viewers across the networks’ combined reach. The program could be picked up by larger networks as it gains exposure.

A clip of the 45-minute Bizumentary can be found here.

Produced with Loft 100 Studios, whose team and productions have received Emmy recognition, the Bizumentary looks beyond economic headlines to explore the experiences of homebuyers, homeowners and property investors, as well as companies working to modernize mortgage finance.

“The mortgage industry is at an important turning point,” said Nick Liuzza, CEO of Beeline. “Affordability remains a challenge, but innovation is creating new solutions. Non-traditional mortgage products are gaining popularity because they solve real problems for borrowers, while technology and automation are making financing faster, simpler and more accessible.”

The Bizumentary explores how technology, automation, alternative underwriting, mortgage products and new approaches to accessing home equity could help reshape the economics and experience of financing.

“This is exactly the kind of business story that benefits from a documentary approach — combining real-world experiences, industry expertise and a broader look at the forces changing the market,” said Robert Sully, President of Loft 100 Studios.

The project features conversations with executives, industry participants and other voices connected to housing and mortgage finance, with a forward-looking focus on how innovation and new business models could expand options for homebuyers, homeowners and property investors.

About Beeline

Beeline is a digital mortgage and financial technology company focused on transforming the way consumers access mortgage financing and home equity solutions through technology, automation and a streamlined digital experience.

About Loft 100 Studios

Loft 100 Studios is an award-winning, full-service production studio providing broadcast television, video, podcast and content-production capabilities. Its team and productions have received Emmy recognition for television production.

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